EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                                       CONTACT
                                                       -------
                                                       DEBRA DIMARIA
                                                       CHIEF FINANCIAL OFFICER
                                                       516-535-3681
                                                       DEBRAD@PROGINET.COM

   PROGINET ANNOUNCES PROFITABLE SECOND QUARTER FINANCIAL RESULTS FOR FY 2004

GARDEN CITY, NY- FEBRUARY 24, 2004
Proginet Corporation (OTCBB:PRGF), a leader in the global security software market, today announced the financial results for the quarter ended January 31, 2004.

Total revenues for the quarter increased by 36.1% amounting to $1,830,420 compared to total revenues of $1,345,355 for the same period in fiscal 2003. Software sales and license revenues amounted to $840,206 an increase of 97.7% compared to $425,060 for the same period in fiscal 2003. Software maintenance fees and other increased by 7.6% amounting to $990,214 compared to software maintenance fees and other of $920,295 in the prior year period. The Company reported a net income of $191,057 compared to a net loss of $218,063 for the three months ended January 31, 2004 and 2003, respectively.

Total revenues for the six months ended January 31, 2004 and 2003, amounted to $3,173,115 and $2,559,020 respectively, an increase of 24%. Software sales and license revenues amounted to $1,199,979, an increase of 66.7% as compared to $719,854 in fiscal year 2003. Software maintenance fees and other amounted to $1,973,136, an increase of 7.3%, compared to maintenance fees and other of $1,839,166 in the comparable prior year period. The Company reported a net loss of $11,638 and $428,310 for the six months ended January 31, 2004 and 2003, respectively.

"The revenue growth in the second quarter was driven by a strong demand from existing customers who continue to buy and deploy solutions from Proginet, coupled with revenue growth from our strategic alliance partners, who have experienced increased demand for our products. With the substantial growth in revenue, Proginet has returned to profitability, resulting in improved cash flow to fund expanded marketing and sales activities over the next several quarters." said Kevin M. Kelly, President and CEO.

INVESTOR CALL

The Company will hold an informational investor conference call on Thursday February 26, 2004 at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516)535-3683 by 12 p.m. EST on Thursday, February 26, 2004 to register for the conference call.

                                                        FINANCIAL HIGHLIGHTS

                                       THREE MONTHS ENDED JANUARY 31,       SIX MONTHS ENDED JANUARY 31,
                                           2004          2003                    2004             2003
                                      -----------    -----------             -----------     -----------
Software sales and license revenue    $   840,206    $   425,060             $ 1,199,979     $   719,854

Software and maintenance fees and         990,214        920,295               1,973,136       1,839,166
other

Net  income (loss)                        191,057       (218,063)                (11,638)       (428,310)

Income (loss) per share                       .01          (0.02)                   0.00           (0.03)

Cash flows from operations                395,913        183,293                 388,171         353,000


                           JANUARY 31,2004         JULY 31, 2003
                           ---------------         -------------

Cash and cash equivalents     $  931,444             $1,176,627

Total assets                   6,513,452              6,552,341

Total liabilities              1,887,989              1,915,240

Total stockholders' equity     4,625,463              4,637,101


ABOUT PROGINET CORPORATION

Proginet Corporation is a publicly traded, global security software company specializing in secure data transfer and password management enterprise solutions. Proginet products span every business sector of the economy and deliver fast implementation for all major platforms, operating systems and application environments for enterprise computing. Proginet products are used by hundreds of Fortune 1000 companies worldwide.

         Proginet Corporation is headquartered in Garden City, New York.

          sales@proginet.com Telephone: 516-535-3600 www.proginet.com.

                          (C)2004 Proginet Corporation.

                                     * * * *

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Expression of future goals and similar expressions reflecting something other than historical fact involve risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.